Exhibit 11.1

COINSHARES PLC

CODE OF BUSINESS CONDUCT AND ETHICS

A.	SCOPE

This Code of Business Conduct and Ethics (the “Code”) applies to all directors, officers and employees of CoinShares PLC and its subsidiaries (collectively, the “Company”). Such covered individuals are referred to herein collectively as the “Covered Persons.” This Code is intended to meet the standards of a code of ethics under the Sarbanes-Oxley Act of 2002, as amended, and the standards of a code of business conduct and ethics under the listing standards of The Nasdaq Stock Market (“Nasdaq”).

B.	PURPOSE

This Code is intended to (1) emphasize the Company’s commitment to ethics and compliance with the law, (2) set forth basic standards of ethical and legal behavior, (3) provide reporting mechanisms for known or suspected ethical or legal violations and (4) help prevent and detect wrongdoing.

Given the variety and complexity of ethical questions that may arise in the Company’s course of business, this Code serves only as a guide. Confronted with ethically ambiguous situations, Covered Persons should be mindful of the Company’s commitment to high ethical standards and seek advice from the Company’s Group General Counsel or other appropriate personnel, such as members of the legal and compliance department, to ensure that all actions taken on behalf of the Company honor this commitment.

C.	Conflicts of Interest

A ”conflict of interest” occurs when an individual’s private interest interferes in any way – or even appears to interfere – with the interests of the Company as a whole. A conflict situation can arise when a Covered Person takes actions or has interests that may make it difficult to perform their Company work objectively and effectively. Conflicts of interest also arise when a Covered Person, or a member of their family, receives improper personal benefits as a result of their position in the Company. Loans to, or guarantees of obligations of, such persons are of special concern. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with the Group General Counsel. Each Covered Person should engage in and promote honest and ethical conduct, including in their handling of actual or apparent conflicts of interest between personal and professional relationships. Any Covered Person who becomes aware of a conflict or potential conflict should bring it to the attention of the Group General Counsel or consult the procedures described in this Code.

D.	Corporate Opportunities

Except as may otherwise be permitted by the Company in accordance with applicable law, Covered Persons are prohibited from (1) taking for themselves opportunities that are discovered through the use of Company property, information or position without the consent of the Board of Directors of the Company (the “Board”), (2) using Company property, information or position for improper personal gain, and (3) competing with the Company. Covered Persons owe a duty to the Company to advance the Company’s legitimate interests whenever possible.

E.	Confidentiality

In carrying out the Company’s business, Covered Persons often learn confidential or proprietary information about the Company, its customers, prospective customers or other third parties. Covered Persons must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including its business, financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.

Notwithstanding the confidentiality obligations in this Code, these obligations do not limit your ability to file a charge or complaint with the U.S. Securities and Exchange Commission ( “SEC”), or any other government agency or otherwise participate in or fully cooperate with any investigation or proceeding that may be conducted by the SEC or any other government agency, including providing documents or other information, without notice to or approval from the Company.

F.	Fair Dealing

The Company is committed to maintaining the highest legal and ethical standards in the conduct of its business. Meeting this commitment is the responsibility of the Company and each and every one of its Covered Persons. Each Covered Person should endeavor to deal fairly with the Company’s customers, suppliers, service providers, competitors and employees. No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any unfair dealing practice.

G.	Protection and Proper Use of Company Assets

All Covered Persons should seek to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s financial performance. Officers, directors and employees must use the Company’s assets and services solely for legitimate business purpose of the Company and not for any personal benefit or the personal benefit of anyone else.

Notwithstanding the obligations to protect the Company’s assets and ensure their efficient use described above, these obligations do not limit your ability to file a charge or complaint with the SEC, or any other government agency or otherwise participate in or fully cooperate with any investigation or proceeding that may be conducted by the SEC or any other government agency, including providing documents or other information, without notice to or approval from the Company.

H.	Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which the Company’s ethical standards are built. All Covered Persons must respect and obey the laws of the cities, states and countries in which the Company operates. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel. Covered Persons should strive to identify and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt. Any questions relating to how these policies should be interpreted or applied should be addressed to the Group General Counsel.

I.	Insider Trading

Covered Persons are prohibited by Company policy and by law from buying or selling publicly traded securities for any purpose at a time when in possession of “material nonpublic information.” This conduct is known as “insider trading.” If you have any question about whether a particular transaction may constitute insider trading and what you need to do in such case, you should consult the Company’s Insider Trading Policy.

J.	Timely and Truthful Public Disclosure

It is the Company’s policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents it files with, or submits to, the SEC and all other governmental, quasi-governmental and self-regulatory bodies and in all other public communications made by the Company. Covered Persons shall not knowingly falsify information, misrepresent material facts, or omit material facts, necessary to avoid misleading the Company’s independent registered public accounting firm or investors. Covered Persons shall never take any action to coerce, manipulate, mislead, or fraudulently influence the Company’s independent registered public accounting firm in the performance of its audit or review of the Company’s financial statements.

K.	ADMINISTRATION

Waivers

Any waiver or amendment of this Code for any executive officer, the principal financial officer, the principal accounting officer, the controller or any person performing similar functions or director may be made only by the Board of Directors of the Company and will be promptly disclosed as required by law or the requirements of the SEC and Nasdaq.

Reporting of Known or Suspected Violations or Illegal or Unethical Behavior

Covered Persons should promptly report (openly or confidentially and/or anonymously if you are an employee of the Company) in any of the manners described below:

●	Any questionable accounting, internal accounting controls or auditing matters (an “Accounting Allegation”);

●	Any possible non-compliance with applicable legal and regulatory requirements (a “Legal Allegation”);

●	Any possible non-compliance with this Code (a “Code Allegation”); and

●	Any alleged retaliation against employees and other persons who make, in good faith, Accounting Allegations, Legal Allegations or Code Allegations (a “Retaliatory Act”).

In addition to any other avenue available, you may, in your sole discretion, report to the chairperson of the Audit Committee of the Board (the “Audit Committee”), or the Group General Counsel:

●	in writing to the chairperson of the Audit Committee, or the Group General Counsel, as applicable, at auditcommittee@Coinshares.com;

●	by calling the CoinShares PLC Integrity Hotline toll-free number listed in Annex A; or

●	by accessing the CoinShares PLC Integrity Hotline at the website listed in Annex A.

The Company will take measures to protect the confidentiality of any report made, subject to applicable law, regulation, or legal proceedings. The Company will not permit or tolerate discrimination or retaliation of any kind by or on behalf of the Company nor any director, officer, employee, contractor, subcontractor, or agent of the Company against employees who make honest and good faith reports regarding alleged violations of this Code or other allegations regarding illegal, unethical, or non-compliant behavior. These prohibitions also apply to the Company’s subsidiaries and affiliates whose financial information is included in the consolidated financial statements of the Company.

While it is the Company’s desire to address matters internally, nothing in this Code or any other policy of the Company or agreement with the Company should discourage you from (i) reporting, cooperating, communicating or filing a charge or complaint with the SEC or any other governmental or law enforcement entity concerning possible violations of any legal or regulatory requirement, including any violation of the securities laws, antitrust or competition laws, environmental laws or any other federal, state or foreign law, rule or regulation, to the appropriate regulatory authority; or (ii) making disclosures, including providing documents or other information to any governmental entity that are protected under the whistleblower provisions of any applicable law or regulation without notice to or approval of the Company, so long as (1) such communications and disclosures are consistent with applicable law and (2) the information disclosed was not obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted by an attorney pursuant to the applicable federal law, attorney conduct rules or otherwise). This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation. The Company will not limit your right to receive an award for providing information to the SEC or any other government agency pursuant to the whistleblower provisions of any applicable law or regulation. Any provisions of any agreement between Company and any employee or former employee that is inconsistent with the above language or that may limit the ability of any person to receive an award under the whistleblowing provisions of applicable law is deemed invalid and will not be enforced by the Company.

Directors, officers, and employees shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against any other employee because any person (i) makes a good faith report of a violation; (ii) reports or makes disclosures to, or cooperates, communicates, or filed charges or complaints with the SEC or any other governmental or law enforcement entity; or (iii) seeks or receives a whistleblower award for providing information to the SEC or any other government agency pursuant to the whistleblower provisions of any applicable law or regulation.

L.	ACCOUNTABILITY FOR ADHERENCE TO THIS CODE

All Covered Persons are expected to comply with all of the provisions of this Code. The Code will be strictly enforced throughout the Company and violations will be dealt with immediately.

If the Company’s Audit Committee, Group General Counsel, Chief Executive Officer, or their respective designees determine that this Code has been violated, either directly, by failing to report a violation, or by withholding information related to a violation, the offending Covered Person may be disciplined for noncompliance with penalties up to and including dismissal. Such penalties may include a written letter of reprimand, disgorgement, suspension with or without pay or benefits, and termination of employment.

Violations of this Code may also constitute violations of law and may result in criminal penalties and civil liabilities for the offending Covered Person and the Company. All Covered Persons are expected to cooperate in internal investigations of alleged misconduct.

Annex A

CoinShares PLC Integrity Hotline

URL (English)	https://report.whistleb.com/en-GB/coinshares
URL (French)	https://report.whistleb.com/fr/coinshares
URL (Swedish)	https://report.whistleb.com/sv/coinshares
Toll-Free Hotline

United Kingdom: 0207-6601375

United States: (855) 666-3210

Brazil: 0800 591 2078

Spain: 900-833826

GF Transparency Line Code for Brazil, Spain United Kingdom and United States: 975246

In-country phone number Poland: 00800-1124498

GF Transparency Line Poland Code: 975248

In-country phone number Sweden: 08-42003154

GF Transparency Line Sweden (Uponor Ab) Code: 975247